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                                                                     Exhibit 5.1


                                October 16, 2001

Board of Directors
Internet Pictures Corporation
1009 Commerce Park Drive
Oak Ridge, Tennessee 37830

Gentlemen:

We have acted as counsel to Internet Pictures Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of its Registration Statement on Form S-3 on October 16, 2001 (the "Registration Statement") with the Securities and Exchange Commission relating to the proposed public offering and sale of 13,650,800 shares by the named selling stockholders of the Company's common stock, $.001 par value per share (the "Shares"). The Shares are issuable upon conversion of the Company's Series B preferred stock, $.001 par value per share, in accordance with an amended and restated certificate of designation filed with the secretary of state of the state of Delaware on October 26, 2001 (the "Preferred Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In delivering this opinion, we have examined such documents as we have deemed necessary, including copies of the following documents:

         1. an executed copy of the Registration Statement and all amendments thereto;

         2. the Amended and Restated Certificate of Incorporation of the Company;

         3.       the Amended and Restated Bylaws of the Company;

         4.       the Amended Certificate of Designation; and

         5. the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Shares.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as certified, telecopies, photostatic or reproduced copies.
We have also assumed the proper exercise of Warrants to purchase Preferred Shares and the conversion of Preferred Shares into Shares in accordance with their terms.

Based upon and limited by the foregoing, and subject to the following qualifications and limitations, we are of the opinion that, as of the date hereof:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

         2. Upon conversion of the Preferred Shares, the Shares will be validly issued, fully paid and nonassessable.


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This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. Our opinions are limited in all respects to the substantive law of the State of Delaware, and accordingly, we express no opinion as to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                    Very truly yours,


                                    /s/ Baker, Donelson, Bearman & Caldwell

                                    BAKER, DONELSON, BEARMAN & CALDWELL,
                                    A Professional Corporation